UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
NEWMARKET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held at The Foundry Building, 500 Tredegar St., Richmond, Virginia on Thursday, April 23, 2026, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect each of the seven director nominees named in this proxy statement for a one-year term or until his or her successor is duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.	To consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers; and

4.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 24, 2026. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors,

ANNE-MARIE ANDERSON, Corporate Secretary

March 12, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2026

The company’s Proxy Statement for the 2026 Annual Meeting of Shareholders and the company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended

December 31, 2025 are available at www.edocumentview.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 12, 2026

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation (NewMarket) is scheduled to be held as follows:

Date:  Thursday, April 23, 2026

Time:  10:00 a.m., Eastern Daylight Time

Place:  The Foundry Building

  500 Tredegar St.

  Richmond, Virginia 23219

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect the seven director nominees named in this proxy statement;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•	to consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers (say-on-pay); and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 24, 2026 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 9,395,455 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 24, 2026 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•

The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board of Directors as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

•

The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

•

The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the say-on-pay advisory proposal.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors and the say-on-pay advisory vote are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote. Broker non-votes will have no effect on the election of director nominees and the say-on-pay advisory vote.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the Notice). Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 13, 2026, by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” each of the director nominees named in this proxy statement, “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory resolution approving the compensation paid to certain executive officers and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•

if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged Alliance Advisors, LLC (Alliance Advisors), a proxy solicitation firm, to assist in the solicitation of proxies. We will pay Alliance Advisors $12,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Alliance Advisors against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

On December 9, 2025, Bruce C. Gottwald retired from the Board of Directors. Bruce R. Hazelgrove, III, our Executive Vice President and Chief Administrative Officer, was appointed to serve as a director of our company by our Board of Directors effective February 26, 2026, and was recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer. Mr. Hazelgrove was also appointed to serve on the Executive Committee.

The below matrix summarizes, among other characteristics, the principal skills and experience that the Nominating and Corporate Governance Committee considered for each director nominee when evaluating that nominee’s experience and qualifications to serve as a director. Additional information about each nominee’s background, business experience and other matters, as well as a more fulsome description of how each nominee’s experience qualifies him or her to serve as a director of the company, is provided in the disclosures about each nominee that follow the below matrix.

	Mark Gambill	Thomas Gottwald	Hiter Harris	Bruce Hazelgrove	James Rogers	Lilo Ukrop	Ting Xu

Skills and Experience

Leadership

CEO/Senior Exec/Leader of Significant Business Operations	✓	✓	✓	✓	✓	✓	✓

Entrepreneurship	✓		✓		✓	✓	✓

Science/Technology/Engineering/Math		✓	✓	✓	✓	✓

Financial/Financial Accounting	✓	✓	✓	✓	✓	✓	✓

Global Business/International Affairs	✓	✓	✓	✓			✓

Environmental, Health and Safety		✓		✓	✓		✓

Mergers & Acquisitions	✓	✓	✓	✓	✓	✓	✓

Corporate Governance/Ethics & Compliance	✓	✓	✓	✓	✓	✓	✓

Demographics

African American/Black

Asian/Pacific Islander							✓

White/Caucasian	✓	✓	✓	✓	✓	✓

Hispanic

Native American

Gender

Male	✓	✓	✓	✓	✓

Female						✓	✓

Mark M. Gambill; age 75; director since 2009; co-founder of Cary Street Partners (financial advisory and wealth management firm) and currently Chairman Emeritus, having previously worked for Wheat First Securities from 1972, where he was named President in 1996 and also served as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wells Fargo & Company) in 1998. Mr. Gambill also previously served as a director of Speedway Motorsports, Inc., including as chairman of the Audit Committee. Mr. Gambill brings to the Board of Directors over thirty-five years of involvement in the capital markets. Mr. Gambill also adds to the Board of Directors his entrepreneurial and financial expertise as well as his board and board committee experience as a director of other public companies.

Thomas E. Gottwald; age 65; director since 1994; Chairman of the Board since July 29, 2014; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto. As President and Chief Executive Officer of the company, Mr. Gottwald brings to the Board of Directors knowledge of the company’s operations and history as well as expertise regarding the industry as a whole.

H. Hiter Harris, III; age 65; director since 2015; co-founded Harris Williams in 1991, where he serves as Founder and Chairman Emeritus. In 2022, Mr. Harris co-founded Cap91 Partners, LLC, a private equity firm investing in minority, sponsor backed co-investments, where he serves as Managing Director. Having advised on more than 200 mergers and acquisitions transactions at an international investment banking firm, Mr. Harris brings to the Board of Directors a wealth of transactional experience and financial expertise.

Bruce R. Hazelgrove, III; age 65; director since February 2026; Executive Vice President and Chief Administrative Officer of NewMarket since March 1, 2015, having previously served in a variety of leadership roles with NewMarket since 1997. As Executive Vice President and Chief Administrative Officer of the company, Mr. Hazelgrove brings to the Board of Directors knowledge of the company’s operations and personnel as well as expertise regarding the industry as a whole. Prior to joining NewMarket, Mr. Hazelgrove served in the United States Air Force before working in the real estate business.

James E. Rogers; age 80; director since 2003; former chairman of BackOffice Associates, LLC (provider of SAP data quality, migration and governance solutions); previously served as President of SCI Investors Inc. (private equity investment firm) until January 1, 2011. Mr. Rogers was CEO of Specialty Coatings Inc. from 1991 to 1993 and an executive of James River Corporation from 1971 to 1993. Mr. Rogers brings to the Board of Directors leadership experience and expertise regarding the management of public companies due to his board and board committee experience and his previous membership on the boards of Caraustar Industries, Inc., Wellman, Inc., Cadmus Communications, Owens & Minor, Inc. and Chesapeake Corporation.

Lilo S. Ukrop; age 64; director since 2023; served as Market Development Manager at Tredegar Corporation for three years, as well as Operations Manager at McIlhenny Company, the manufacturer of Tabasco Brand Pepper Sauce, for two years. Ms. Ukrop began her career as a reservoir engineer at Exxon. She is an active leader in Virginia, including diverse non-profit board experience, and she teaches Reading Seminars in Management at the Darden School of Business. Ms. Ukrop brings to the Board of Directors a valuable business and leadership skillset gained through her broad experience, including in areas particularly relevant to our business.

Ting Xu; age 60; director since 2022; Founder and Chairwoman of Evergreen Enterprises (manufacturer and wholesaler of home and garden décor items) since 1993. Ms. Xu is also an active leader in the Richmond business and civic community, serving in leadership roles at several community organizations. From her business and community experience, Ms. Xu brings to the Board of Directors significant entrepreneurial and leadership capabilities, as well as a business to consumer perspective and expertise in global logistics.

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Harris, and Rogers and Mses. Xu and Ukrop. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement. In determining the independence of Mr. Harris, the Board considered his role as co-founder and Chairman Emeritus of Harris Williams & Co., a wholly owned subsidiary of PNC Bank, N.A., which is a part of The PNC Financial Services Group, Inc. (NYSE: PNC). Affiliates of PNC provide various financial and banking services to us, including acting as a participant in our revolving credit facility. Our Board determined that these payments and relationships were not material and did not impair Mr. Harris’ independence.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2025, our Board held five meetings. During 2025, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors during the period in which the individual served as a director.

Meetings of Non-Management Directors; Lead Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. The Lead Director chairs all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The Lead Director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting and that the Lead Director chair these sessions.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors who were directors on the date of last year’s annual meeting of shareholders attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors has unanimously approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board, including the Lead Director, in writing by mail c/o NewMarket Corporation, 330 South

Fourth Street, Richmond, Virginia 23219, Attention: General Counsel. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Board Leadership Structure

Currently, Thomas E. Gottwald, our Chief Executive Officer, serves as the Board’s Chairman. Mark M. Gambill currently serves as the Board’s Lead Director.

The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board’s decision to combine the roles by appointing our current Chief Executive Officer as Chairman was based on the company’s historic success in having Bruce Gottwald, the Chief Executive Officer of Ethyl Corporation (NewMarket’s predecessor) until 2001, serve as its Chairman. Thomas E. Gottwald has been serving as our President and Chief Executive Officer since 2004 and served in the same role at Ethyl Corporation from 2001 through 2004. As such, he brings to the chairmanship extensive knowledge of our industry in general and the company’s business in particular. The Board believes this leadership structure promotes the development of long-term strategic plans and facilitates the implementation of such plans.

Under our current Corporate Governance Guidelines, if the Chairman position is held by the company’s current Chief Executive Officer, a Lead Director will be appointed by the independent directors. The Lead Director, among other things, works with the Chairman to set and approve agendas and schedules for Board meetings, serves as a liaison between the Chairman and the non-employee directors, and presides at any meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. Our Corporate Governance Guidelines provide that independent directors will meet in executive session without management present at the time of each regular Board meeting and additionally as deemed appropriate or necessary.

The Board believes that this leadership structure helps provide a well-functioning and effective balance between strong company leadership, an independent Lead Director and oversight by active, independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the company.

Board’s Role in Risk Oversight

The company’s management team is primarily responsible for the day-to-day assessment and management of the company’s risk exposure. The Board of Directors provides oversight in connection with these efforts, with a particular focus on the most significant risks facing the company. The Board of Directors believes that full and open communication between the management team and the Board of Directors is essential for both effective risk management and for meaningful oversight. To this end, the Board of Directors regularly meets with members of our senior management team to discuss strategies, key challenges, and risks and opportunities for the company. Management periodically presents to the Board of Directors strategic overviews of the company’s most significant issues, including risks affecting the company. The Board also believes that its current leadership structure enhances its ability to engage in risk oversight because of Thomas E. Gottwald’s understanding and insights of the material risks inherent in our business.

In order to help facilitate its risk oversight responsibilities, the Board of Directors utilizes each of its committees to oversee specific areas of risk that are appropriately related to the committee’s areas of responsibility. The Audit Committee assists the Board of Directors in discharging its oversight responsibilities in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management, the internal audit group and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities regarding the risks related to the attraction and retention of personnel as well as the risks associated with the design of compensation programs and arrangements applicable to both executive officers and to all employees. The Nominating and Corporate Governance Committee monitors and evaluates the implementation of our Corporate Governance Guidelines. While the Board committees are responsible for initially monitoring certain risks, the entire Board of Directors is kept informed of the significant risks facing the company through management and committee reports about such risks and the steps being taken to mitigate these risks.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees management’s evaluation of whether the company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the company. In conducting this evaluation, management reviews the company’s overall compensation structure, taking into account the overall mix of compensation and the overall business risk. Management undertakes such a review periodically and reports to the Compensation Committee any finding that a risk related to the company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Thomas E. Gottwald (Chair), Mark M. Gambill and Bruce R. Hazelgrove, III. During 2025, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Rogers (Chair) and Harris and Ms. Xu currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2025, the Audit Committee met on five occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence, and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee also reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s policies with respect to risk assessment and risk management. Additionally, the Audit Committee approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined under Securities and Exchange Commission rules. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Ms. Xu (Chair), Mr. Rogers and Ms. Ukrop currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2025, the Compensation Committee met on four occasions. This committee reviews and approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves bonus awards for key executives, certain consultant agreements and initial salaries of new management-level personnel and grants awards under our equity compensation plans. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 16.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Harris (Chair) and Gambill and Ms. Ukrop. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2025, the Nominating and Corporate Governance Committee met on two occasions. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors, recommends director candidates to our Board for nomination by our Board, and leads the Board in its annual review of the Board’s and management’s performance.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board of Directors does not believe that establishing racial or gender quotas will result in a more effective Board, the

Nominating and Corporate Governance Committee and the Board believe it is both valuable and desirable for the Board to be composed of individuals who represent a diverse mix of backgrounds, skills and experiences in order to enhance the Board’s deliberations and discussions. And, specifically, the Nominating and Corporate Governance Committee considers both race and gender as measures of diversity in connection with any new director search process.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Submission of Matters for 2027 Annual Meeting—Shareholder Director Nominations” beginning on page 44. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with this year’s annual meeting.

Code of Conduct

We have adopted a Code of Conduct, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Conduct or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our website.

Insider Trading Policies and Procedures

The company maintains an Insider Trading Policy that governs the purchase, sale and other dispositions and transactions in company securities by our directors, executive officers and other employees, as well as by the company itself. Our policy is designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our most recent Annual Report on Form 10-K.

Compensation of Directors
Our Board determines the form and amount of compensation for our non-employee
directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee
directors. As part of its review, the Compensation Committee considers, among other factors, whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.
The following table and related footnotes present information relating to total compensation of our non-employee
directors for the fiscal year ended December 31, 2025. Mr. Thomas E. Gottwald, our President and CEO, does not receive any compensation for his services as Chairman, other than a retirement benefit as described below under “—Directors’ Retirement Benefits,” the change in the actuarial present value of which is disclosed in the Summary Compensation Table on page 26. Mr. Bruce R. Hazelgrove, III, who was appointed to serve as a director on February 26, 2026, also serves as our Executive Vice President and Chief Administrative Officer and receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (2)($)	All Other Compensation ($)	Total ($)
Mark M. Gambill	$130,000	$101,605	$0	—	0	$231,605
Bruce C. Gottwald (3)	100,000	—	0	0	0	100,000
H. Hiter Harris	125,000	101,605	0	—	0	226,605
James E. Rogers	120,000	101,605	0	—	0	221,605
Ting Xu	125,000	101,605	0	—	0	226,605
Lilo S. Ukrop	100,000	101,605	0	—	0	201,605

(1)
Represents the aggregate grant date fair market value of the 144 shares of our common stock awarded to each non-employee
director on July 1, 2025, computed in accordance with FASB ASC Topic 718. For a description of this plan, see “— Annual Stock Retainer” below.

(2)
Represents the aggregate change in the actuarial present value from January 1, 2025 to December 31, 2025 of the retirement benefits for eligible directors described under “Directors’ Retirement Benefits” below. Of the directors listed in the table above, only Mr. Bruce C. Gottwald was eligible for this benefit. The actuarial present value is calculated using the same assumptions we use for financial reporting purposes, except that normal retirement age is age 60. The discount rate for 2025 was assumed to be 5.875%. Decreases in actuarial present value are reported as $0. The actual decrease for Mr. Gottwald was $9,550.

(3)	Mr. Bruce C. Gottwald retired from the Board effective December 9, 2025.
Non-Employee
Directors’ Fees
Effective October 1, 2023, our annual board cash retainer is $100,000. We pay $25,000 of the annual board cash retainer to each non-employee
director quarterly. In addition to the annual board cash retainer payments, we also make quarterly payments of (a) $2,500 to each member of our Audit Committee and $5,000 to the Chair of our Audit Committee; (b) $3,750 to the Chair of our Compensation Committee; (c) $3,750 to the Chair of our Nominating and Corporate Governance Committee; and (d) $7,500 to the Lead Director. Each
non-employee
director is eligible for an annual stock grant of approximately $100,000 based on the formula set forth below under the heading “—Annual Stock Retainer.” We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees, including to our Chairman, Mr. Thomas E. Gottwald, and Mr. Bruce R. Hazelgrove, III.

Directors’ Retirement Benefits
Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60 under our Director Retirement Plan. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. As of December 31, 2025, Mr. Thomas E. Gottwald was eligible for this benefit upon his retirement.
Annual Stock Retainer
Effective August 7, 2025, each
non-employee
director is awarded on each July 1 a number of whole shares of our common stock that, when multiplied by the closing price of our common stock on the immediately preceding business day, equals as nearly as possible but does not exceed $125,000. Prior to August 7, 2025, this amount was $100,000. The shares awarded are fully vested and nonforfeitable upon grant. Subject only to the stock ownership guidelines described below and the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares at any time. Mr. Bruce C. Gottwald elected to decline his 2025 award.
Share Ownership Guidelines
Consistent with their responsibilities to our stockholders, each of the non-employee
directors is required to maintain a financial stake in the company. To this end, each non-employee
director must own shares of our stock with a fair market value of at least five times their annual cash director fee. Until the director meets the ownership guidelines, the director must retain 100% of the shares granted through the annual stock retainer. The Compensation Committee annually reviews and monitors each director’s compliance with these guidelines. Each current non-employee
director is in compliance with these guidelines.
Certain Relationships and Related Transactions
Thomas E. Gottwald, President, Chief Executive Officer and Chairman of the Board of Directors of our company, is a son of Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company. Thomas D. Gottwald, son of Thomas E. Gottwald, served as Vice President, Environmental, Health and Safety of the company. In 2025, his total annual compensation was approximately $846,447. In November 2025, Thomas D. Gottwald’s employment with the company ceased. His total annual compensation above includes $350,000 that he received pursuant to a Separation and Release Agreement. Daniel C. Gottwald, son of Thomas E. Gottwald, currently serves as President, Ethyl Corporation. In 2025, his total annual compensation was approximately $494,749, including reimbursement for housing and related gross ups. Also in 2025, Daniel C. Gottwald purchased from the company a residential property in Baton Rouge, Louisiana at a fair market value of approximately $1.2 million. A. Clarke Gottwald, son of Thomas E. Gottwald, currently serves as Executive Vice President, Specialty Materials of the company. In 2025, his total annual compensation was approximately $250,198. Edward P. Gottwald, son of Thomas E. Gottwald, currently serves as Senior Vice President, Procurement and Data Intelligence of the company. In 2025, his total annual compensation was approximately $556,879. Bruce R. Hazelgrove, IV, son of Bruce R. Hazelgrove, III, currently serves as an Engineering Director for the company. In 2025, his total annual compensation was approximately $240,843. William N. Hazelgrove, son of Bruce R. Hazelgrove, III, currently serves as a Global Business Director of the company. In 2025, his total annual compensation was approximately $259,113. In 2025, each of these individuals also participated in the general welfare plans offered to employees of the company for the period during which they were employed by the company.
During 2025, a provider of pension asset management services was also a beneficial owner of at least 5% of NewMarket common stock. The London Company provided asset management services to the company’s pension plan and received approximately $773,427 in fees for such services in 2025. The investment management agreement was entered into on an
arm’s-length
basis in the ordinary course of business and was reviewed and approved by the Audit Committee.
Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed by a committee consisting of independent directors. This committee approves transactions that it determines are not inconsistent with the company’s and the company’s shareholder’s interests. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case
basis.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 24, 2026, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Common Stock	Bank of America Corporation Bank of America Corporate Center 100 N Tryon Street Charlotte, North Carolina 28255	1,041,847 (1)	11.1%

	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	945,587 (2)	10.1%

	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	819,398 (3)	8.7%

	BlackRock Inc. 55 East 52nd Street New York, New York 10055	607,456 (4)	6.5%

	Thomas E. Gottwald 330 South Fourth Street Richmond, Virginia 23219	559,605 (5)	6.0%

	The London Company 1800 Bayberry Court, Suite 301 Richmond, VA 23226	553,479 (6)	5.9%

(1)

Information provided is based solely on an amendment to Schedule 13G filed on June 10, 2024 by Bank of America Corporation, which has shared voting power over 1,040,319 shares and shared dispositive power over 1,033,085 shares.

(2)

As of February 24, 2026, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,731 shares held by his wife and 19,115 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 915,816 shares (9.7%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald (such amounts including the shares reported above as beneficially owned by Thomas E. Gottwald) or an aggregate of 272,835 shares (2.9%) of NewMarket common stock beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees.

(3)

Information provided is based solely on an amendment to Schedule 13G filed on July 29, 2025 by The Vanguard Group, which has sole dispositive power over 808,060 shares, shared voting power over 2,859 shares and shared dispositive power over 11,338 shares.

(4)

Information provided is based solely on an amendment to Schedule 13G filed on January 29, 2024 by BlackRock, Inc., which has sole voting power over 584,540 shares and sole dispositive power over all 607,456 shares.

(5)

As of February 24, 2026, Thomas E. Gottwald had sole voting and investment power over all of the shares disclosed except 5,147 shares held by his wife, as to which he disclaims beneficial ownership, and 20,667 shares held in various trusts for which he serves as co-trustee.

(6)

Information provided is based solely on an amendment to Schedule 13G filed August 14, 2025 by The London Company, which has sole voting power over 553,479 shares, sole dispositive power over 524,026 shares and shared dispositive power over 827 shares.

Directors and Executive Officers

The following table sets forth as of February 24, 2026, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation Discussion and Analysis—Executive Summary” on page 16 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power		Total Number of Shares		Percent of Class (1)
Timothy K. Fitzgerald	1,280	—		1,280
Mark M. Gambill	3,716	276	(2)	3,992
Thomas E. Gottwald	533,791	25,814	(3)	559,605		6.0%
H. Hiter Harris, III	2,082	—		2,082
Bruce R. Hazelgrove, III	228,797	7,559		236,356	(4)	2.5%
Bryce D. Jewett	2,961	—		2,961
Brian D. Paliotti	6,453	—		6,453
James E. Rogers	3,740	—		3,740
Lilo S. Ukrop	337	—		337
Ting Xu	929	—		929
Directors and executive officers as a group (10 persons)	784,086	26,760		810,846		8.6%

(1)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(2)	Such shares are owned jointly by Mr. Gambill and his wife.
(3)	Mr. Thomas E. Gottwald disclaims beneficial ownership of 5,147 of such shares which are owned by his wife.
(4)	Includes 210,593 shares held in trusts for the benefit of non-family members over which Mr. Hazelgrove serves as sole or joint trustee.

Delinquent Section 16(a) Reports

During the fiscal year ended December 31, 2025, two late Forms 4 were filed by Mr. Thomas E. Gottwald, each to report a gift transaction, and one late Form 4 was filed by Ms. Xu to report a gift transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes our compensation philosophy and objectives and the process followed by the Compensation Committee (Committee) in decisions involving our Named Executive Officers (NEOs). Our NEOs for 2025 were:

•	Thomas E. Gottwald, Chairman, President and Chief Executive Officer

•	Brian D. Paliotti, President of Afton Chemical Corporation (Afton)

•	Bruce R. Hazelgrove, III, Executive Vice President and Chief Administrative Officer

•	Timothy K. Fitzgerald, Vice President and Chief Financial Officer

•	Bryce D. Jewett, III, Executive Vice President and General Counsel

Highlighted in the sections that follow are business results and compensation decisions for 2025, which demonstrate the close alignment between pay and performance for our NEOs.

2025 Business Highlights

Business performance in 2025:

•	We continue to be a solid performer regarding safety among our industry peers with our injury recordable rate at 1.10.

•	Net Income for 2025 was $419 million, or $44.44 per share, compared to net income of $462 million, or $48.22 per share, for 2024, which was a record.

•

Petroleum additives sales were $2.5 billion compared to sales in 2024 of $2.6 billion. Petroleum additives operating profit for 2025 was $520 million compared to an all-time high of $592 million last year. The decrease in operating profit was primarily due to lower volume along with an increase in cost of goods sold (including one-time items) and an increase in R&D investments.

•

Specialty materials sales were $182 million compared to sales in 2024 of $141 million. Specialty Materials operating profit for 2025 was $47 million compared to $17 million last year. For 2025, this includes full year results for American Pacific Corporation (AMPAC) and fourth-quarter results for Calca Solutions, LLC (Calca).

•

Our operations generated strong cash flow during 2025. We paid dividends of $106 million, funded capital expenditures of $78 million and repurchased common stock for $77 million. We finished the year with a Net Debt to EBITDA ratio of 1.1 times which included borrowing for the Calca acquisition that closed in the fourth quarter.

2025 Compensation Decisions

Highlights of our 2025 executive compensation program include:

•	We gave our NEOs modest salary raises designed to align NEO pay with our peers.

•	We awarded our NEOs annual cash bonuses consistent with our financial performance and each NEO’s individual performance.

•	We granted performance awards to align NEO pay with company performance and shareholder interest.

•

We believe our executive compensation program continues to reflect good corporate governance practices. We have not entered into long-term employment agreements or change in control agreements with any of our NEOs and do not provide significant perquisites. We have a clawback policy that permits us to recover incentive compensation paid to executives in connection with a restatement of the Company’s financial statements.

2025 Chairman and Chief Executive Officer (CEO) Pay

Our executive compensation program and, in particular, the compensation of our CEO, places a substantial amount of compensation “at risk” in the form of performance-based pay, and compares favorably to our peers when measured against our performance:

•	Our CEO’s 2025 pay ranked above our peer group median for base salary, and below the 25th percentile for total cash compensation and total direct compensation as compared to 2025 peer group pay.

•

For 2025, approximately 47% of our CEO’s total direct compensation, and approximately 61% of our other NEOs’ average 2025 total direct compensation as a group, was “at risk” in the form of performance-based compensation.

Our compensation committee approved the payment of a Hart-Scott-Rodino Improvement Act (HSR) filing fee of $30,000 on behalf of Mr. Thomas Gottwald. The value of company stock owned by Mr. Gottwald exceeds the HSR size-of-transaction threshold limits set forth in the HSR regulations and his previous HSR filing was set to expire, therefore, he was required to make a new HSR filing in 2025 to increase his stock ownership levels in the company. Due to Mr. Gottwald’s position as Chief Executive Officer and Chairman of the company, he is not able to rely on the passive investor exemption contained in the HSR regulations. Without this filing, Mr. Gottwald would not be able to participate in our long-term incentive program and therefore, the compensation committee determined that it was appropriate for the company to reimburse Mr. Gottwald for this expense. This amount was imputed as income to Mr. Gottwald, and Mr. Gottwald did not receive any tax gross-up on this amount.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and performance. Our executive compensation program is designed to deliver a balanced total compensation package over our executives’ careers with the company. The compensation program objectives are to attract, motivate and retain the qualified executives that are crucial to our continued success, and to align the interests of our executives and shareholders. The compensation package of our NEOs generally consists of four main elements:

1.	Base Salary – Market competitive annual fixed pay to compensate our executives for their contribution to the day-to-day management of the company;

2.	Annual Bonus – Annual award payable in cash after the completion of the most recent fiscal year, determined based on our corporate financial performance and the achievement of individual objectives;

3.	Long-term equity-based compensation – Equity awards intended to retain our executives and achieve unity of interest between our executives and long-term shareholders; and

4.	Benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Committee is responsible for developing, overseeing, and implementing our executive compensation program. The Committee also monitors the results of the program to ensure compensation remains competitive and creates proper incentives to enhance shareholder value. The Committee annually reviews and approves all compensation for the CEO and other NEOs.

The Committee has the responsibility to approve and monitor all compensation for our NEOs. Our CEO is responsible for evaluating and reviewing the performance of all the NEOs (other than himself) with the Committee and makes compensation recommendations for base salary, the annual bonus award, any stock award or other special or supplemental benefits to the Committee for those NEOs. The Committee performs the same function for the CEO. The Committee reviews and approves the process and factors used to recommend base salary increases, bonuses and other awards and has the discretion to approve the final awards, based on such factors as it considers relevant. All independent directors also approve the CEO’s compensation.

Under its charter, the Committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. For 2025, the Committee engaged Frederic W. Cook & Co., Inc. (FWC) as its compensation consultant to advise it on our executive and director compensation programs and to provide it with market compensation data. FWC does not perform any other services for the company. FWC assists the Committee with selecting the members of the company’s compensation peer group, provides the Committee comparative market data on compensation levels for our executive officers and compensation practices and programs of our peer group and advises the Committee on the design of our executive compensation program. The Committee has determined that the work performed for the Committee by FWC in 2025 did not raise any conflict of interest.

Result of 2025 Say-On-Pay Vote

At our annual meeting in 2025, our shareholders voted on our executive compensation program (the say-on-pay vote) and approved it (on an advisory basis) by 99.1% of the votes cast. After considering the very strong shareholder endorsement of the executive compensation program, the Committee continued to make compensation decisions that support our stated executive compensation philosophy and objectives and did not make any specific changes to our executive compensation program in response to the say-on-pay vote.

Our Compensation Peer Group

With the assistance of FWC, the Committee selects a compensation peer group of companies similar in size and business to us. The peer group is used to compare executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews the peer group compensation data prepared by FWC to ensure that our executive compensation program is competitive.

The peer group is comprised of 16 companies in the same GICS sub-industry that are comparable to us in terms of revenue and market capitalization. Celanese and Eastman Chemical were added to the peer group in 2025; there were no removals. In relation to the peer group, we are just above the median measured by revenue. Operating income is at the 75th percentile while Market Cap and Net income are above the 75th percentile. Total assets fall near the 40th percentile and number of employees falls below the 25th percentile.

The following 16 companies comprise the peer group used in connection with evaluating our 2025 executive compensation program:

Ashland Corporation	FMC Corporation	RPM International Inc.
Avient Corporation	H.B. Fuller Company	Sensient Technologies Corporation
Axalta Coating	Ingevity Corporation	Stepan Company
Cabot Corporation	Innospec Inc.	Valvoline Inc.
Celanese	Minerals Technologies Inc.
Eastman Chemical	Quaker Chemical Corporation

Summary of Fiscal 2025 Compensation Decisions

For 2025, the Committee adopted an incentive plan that rewards the successful attainment of pre-established financial metrics. In general, the Committee believes the annual cash-based bonus program, combined with grants of performance stock linked to adjusted earnings per share, as described in more detail in the section “Long Term Incentive Awards” below, provides a balanced compensation package that contributes to and rewards the long-term performance of the company and the executives. Our performance stock award program is designed to more clearly define the link between pay and performance by aligning pay with our goal of providing 10% shareholder return over any ten-year period.

The Committee also believes that the Executive Bonus Plan, as currently designed, gives it the needed flexibility to factor in and reward longer-term performance of the company and the NEOs, as the Committee deems appropriate. As described in the “Annual Cash Bonus” section below, under the Executive Bonus Plan, individual performance measured against a variety of different metrics, including longer-term metrics, may be evaluated in determining the final bonus amounts for each of the NEOs. The discretionary component of the Executive Bonus Plan provides the Committee with flexibility to determine which longer-term metrics to select and weigh in the evaluation of each NEO’s performance.

The Committee also monitors the balance of the annual cash and long-term stock components of the executive compensation program and feels the current balance is appropriate.

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. In determining and setting base salary, the Committee considers various factors, including our past and current performance, the NEOs’ individual contributions to our success throughout their careers, internal pay equity and market data regarding comparable positions within our peer group. For 2025, the Committee reviewed and approved base salary increases as follows: Mr. Paliotti was awarded a 5.1% increase and Mr. Jewett was awarded a 10.6% increase effective January 1, 2025; Mr. Hazelgrove and Mr. Gottwald were both awarded a 3.4% increase effective September 1, 2025. Mr. Fitzgerald’s salary was set effective January 1, 2025, at the start of his appointment to the position of Vice President and Chief Financial Officer and no additional base salary increase was awarded in 2025.

For each of our NEOs, we review base salary data for comparable executive positions in our peer group to ensure that the base salary rate for each executive is competitive. In general, for most of our executives, we regard a base salary rate within 20% of the 50th percentile (median) of the peer group base salary data as appropriately competitive. The 2025 base salaries for our NEOs ranged from between 91% and 124% of the corresponding peer group median.

Annual Cash Bonus

The objectives of our annual bonus program for our NEOs (the Executive Bonus Plan) are to encourage and reward the NEOs for their invention, ability, leadership, loyalty, exceptional service and recruiting others who will contribute to our continued success. We have an established history of aligning our executives’ pay with our performance. Our Executive Bonus Plan uses a pre-established formula to determine the maximum bonuses payable to our NEOs. The Committee may exercise negative discretion to reduce the maximum bonus payouts to reflect other financial performance measures, as well as the individual performance of each NEO and any other factors the Committee deems appropriate, as described below.

Executive Bonus Plan Formula

Our Executive Bonus Plan uses an objective, pre-established formula to determine the initial maximum annual bonuses payable to our NEOs. For each NEO, the initial maximum bonus is equal to a specified percentage of our annual operating profit, up to $2,000,000. The Committee establishes the individual percentage of annual operating profit for each NEO based on each executive’s past and expected individual performance, expected company performance and projected operating profit, each NEO’s position and seniority and internal pay equity considerations. In setting these bonus percentages, the Committee considers the various factors described above and does not target bonuses at a particular percentile or percentile range of the peer group data. No “threshold” or “target” bonus is established for any of the NEOs (as a percentage of base salary or otherwise).

We use operating profit as the sole metric for determining the maximum bonuses payable to the NEOs because the Committee believes that operating profit is an important indicator of corporate performance and that management’s focus on operating profit is key to the success of the company. For purposes of the Executive Bonus Plan, annual operating profit is the sum of segment operating profit less corporate, general, and administrative expenses and any special one-time/non-recurring items, which for 2025 was approximately $571 million.1 While annual operating profit is the sole metric used to determine the initial maximum bonuses, final bonuses may be based on the company’s performance measured against various other financial metrics, as well as the individual performance of each NEO measured against a variety of individual performance metrics.

For 2025, the maximum annual bonus percentage for Mr. Gottwald was set at 0.35% of operating profit, at 0.20% for Mr. Paliotti and at 0.15% for the other NEOs in each case up to a maximum annual bonus of $2,000,000. Based on our 2025 operating profit of approximately $571 million, these percentages translated into initial maximum bonuses of $1,998,500 for Mr. Gottwald, $1,142,000 for Mr. Paliotti and $856,500 for Messrs. Hazelgrove, Fitzgerald and Jewett.

Final 2025 Bonuses

At the end of the year, after the initial maximum bonuses have been determined, the Committee may exercise negative discretion to reduce the bonus for each NEO, based on the recommendations of the CEO (for NEOs other than himself) and any other factors the Committee deems appropriate.

The CEO recommends final bonus amounts for the other NEOs to the Committee (not in excess of the maximum) based on an evaluation of our overall financial performance for the year, each NEO’s individual performance, internal pay equity comparisons, comparable peer group compensation data, each NEO’s position and seniority, and any other factors deemed relevant by the CEO. Individual performance is generally evaluated based on the long-term and annual operating plan for the NEO’s area of responsibility, as well as overall corporate initiatives, and may be measured subjectively. The CEO has discretion to select and evaluate the factors that inform the bonus recommendations and in general does not rely on pre-established weightings or quantitative goals or targets with respect to any individual performance measures to determine the final bonuses. The Committee follows a similar process for determining the CEO’s annual bonus. The various company and individual performance factors that informed the final 2025 bonuses for the NEOs are as described below.

Company Performance

NewMarket delivered solid performance in 2025. Operating profit for our petroleum additives business was $520 million, compared to an all-time high of $592 million achieved in 2024. The decline in operating profit was driven primarily by lower volume, an increase in cost of goods sold, and higher R&D investments. We are also pleased with the results of our specialty materials business, which reported $182 million in sales, up from $141 million in 2024. For 2025, the results include the full-year contribution from AMPAC and fourth-quarter results from Calca. Our operations generated solid cash flow throughout the year. We funded $78 million in capital expenditures and returned value to our shareholders through $106 million in dividends and $77 million in share repurchases. We also maintained a strong safety record, ending the year with a recordable injury rate of 1.10.

[1]

In 2025, operating profit of approximately $571 million is based on our 2025 operating profit (calculated in accordance with US GAAP) of $544 million, excluding a charge of $10.8 million for the bonus expense and $16.5 million for one-time items.

Individual Performance

Mr. Gottwald, President, CEO and Chairman. Under Mr. Gottwald’s leadership, the company delivered strong performance despite challenging market conditions and competitive pressures. To achieve solid results, his team concentrated on the most critical business drivers, including cost of goods sold, network optimization and strategic account management. The R&D organization successfully delivered key projects in 2025 and made progress in improving overall efficiency. The specialty materials business—comprised of AMPAC and Calca—exceeded expectations. The Committee considered Mr. Gottwald’s strategic leadership and strong operating results in the evaluation of his compensation.

Mr. Paliotti, President of Afton. Afton achieved solid operating results in 2025 as Mr. Paliotti guided his team through challenging market conditions to achieve the second-best year in Afton history. He led the global manufacturing and supply organizations to operate safely, effectively and efficiently throughout the year with a focus on reducing cost of goods sold through optimization initiatives and disciplined procurement. Under his leadership, the R&D organization successfully delivered on 2025 key projects and the Commercial teams advanced strategic account management efforts. Mr. Paliotti remains a visible and accessible leader to employees worldwide and consistently demonstrates our culture and values. The Committee considered these factors in the evaluation of Mr. Paliotti’s compensation.

Mr. Hazelgrove, Executive VP and CAO. Mr. Hazelgrove led his team in 2025 to help keep our employees safe, healthy and focused on operating effectively throughout the year. The specialty materials business achieved very strong results. The HR organization focused on hiring, training and retention efforts that resulted in a global annual quit rate of approximately 3.2%, which is below 2024 and below the reported quit rate within our industry classification (Bureau of Labor Statistics). The Data Ops and IT organizations continued to support the business’ data analytics and IT infrastructure and security needs. Mr. Hazelgrove also successfully managed real estate projects with a focus on controlling and reducing costs. The Committee considered Mr. Hazelgrove’s leadership in several areas including his leadership with specialty materials, human resources (HR), information technology (IT), data operations, environment and health, procurement and real estate in the evaluation of his compensation.

Mr. Fitzgerald, VP and CFO. In his first year as CFO, Mr. Fitzgerald partnered closely with our business segments and provided valuable solutions to support strategic initiatives aimed at improving expense discipline and reducing cost. He and his team worked effectively with the business on network optimization efforts and cost to serve initiatives. Mr. Fitzgerald and his team were also instrumental in the successful completion of the Calca acquisition. He managed the company’s balance sheet with discipline, enabling reinvestment in the business and meaningful returns to shareholders. The Committee considered Mr. Fitzgerald’s effective leadership of the Finance organization and his strategic contributions across the company in the evaluation of his compensation.

Mr. Jewett, Executive VP and General Counsel. Mr. Jewett successfully led his team in providing the business with high-quality legal advice and strategic guidance. Under his leadership, the team effectively managed environmental-related costs, reduced legacy liabilities and delivered results across litigation and transactional matters. He partnered closely with leaders throughout the company to support key strategic initiatives, and his team played a critical role in the successful closing of the Calca acquisition. In evaluating Mr. Jewett’s compensation, the Committee considered his strong leadership of the Legal Department and his strategic support and advisory contributions across the organization.

The final bonuses recommended to and approved by the Committee for each NEO were less than the initial maximum amounts, so that the bonuses payable to each NEO would be consistent with the median total cash compensation level for comparable positions within our peer group and with historical bonus payouts. The final amounts ranged from 38% to 69% of the maximum bonus amounts. With consideration given to company and individual performance, the Committee approved the bonus recommendations of the CEO for NEOs other than himself.

The final 2025 bonus amounts as approved by the Committee for each NEO are set forth in the “None-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 26.

Long-Term Incentive Awards

Our long-term incentive program is designed to retain our executives, recognize and reward our executives for their contributions toward our long-term success, and further align their interests with those of our long-term shareholders by tying a portion of their compensation to the value of our common stock.

For equity awards in general, the Committee approves the size of the awards for each NEO in its discretion. The award sizes generally reflect the scope of the duties and responsibilities associated with each NEO’s position and seniority, along with other relevant considerations such as peer group compensation data, internal pay equity, company performance and an executive’s individual contributions, with no particular weight assigned to any factor. Peer group data is used to compare the competitiveness of the stock grants with equity compensation practices at our peer group companies, but the awards are not targeted at a specific percentile or percentile range of the peer group data.

For our NEOs, our long-term incentive program for 2025 included a performance element to align NEO pay with company performance and shareholder interest.

Performance Stock

In 2025, the company granted performance-based stock awards (Performance Stock) with a five-year performance period beginning in January 2025. These Performance Stock grants reward growth in long-term stockholder value through increases in earnings per share (excluding one-time/non-recurring items) (EPS) over a five-year period and are designed to reflect the direct influence of our NEOs on our long-term financial performance. The Committee selected EPS growth over a five-year period because the performance measure is aligned with the Company’s philosophy of providing solid returns to our shareholders over the long term.

Participants may earn between 50% and 100% of the shares of Performance Stock awarded. Each award of Performance Stock will vest only upon satisfaction of certain performance criteria, which shall be achieved only if the company’s earnings per share for the fiscal year ending December 31, 2029 is at least equal to the applicable performance targets. If the target EPS is achieved at the end of the performance period, each NEO will receive 100% of the Performance Stock award. If approximately 80% of the target EPS is achieved, each NEO will receive 50% of the Performance Stock award. We believe that the threshold goal has been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Below threshold, 0% of the Performance Stock will vest. Attainment between threshold and target performance parameters is subject to interpolation on a linear basis, and no more than 100% of the Performance Stock award granted may be earned.

The 2025 Performance Stock awards as approved by the Committee for each NEO are set forth in the Grants of Plan-Based Awards table of this proxy statement.

For 2026, the company granted similar performance-based stock awards with a five-year performance period based on EPS at the end of the performance period.

Retirement Benefits

We offer a number of retirement plans to provide security for the current and future needs of our employees. We believe that our benefit plans further our goals of attracting and retaining highly-qualified executives. Our retention programs create management stability and solidify alignment of interest between the NEOs and our long-term shareholders.

Pension Plan

We maintain a tax-qualified, defined benefit pension plan (the Pension Plan), aimed at allowing employees, including the NEOs, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten-year period preceding retirement and years of service. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan

In addition to the Pension Plan, we maintain a tax-qualified savings plan (the Savings Plan), designed to provide employees, including the NEOs, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of our common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Excess Benefit Plan

Because the Internal Revenue Code places limitations on the contributions and benefits highly-paid employees, such as the NEOs, can make to or receive under the Pension Plan and the Savings Plan, we also provide an excess benefit plan (the Excess Benefit Plan), to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan or Savings Plan, as applicable. All benefits under the Excess Benefit Plan are paid out of our general assets.

Agreements with NEOs

We do not have employment agreements, change in control agreements or other similar agreements with any of our NEOs.

Other Policies

Share Ownership Guidelines

Consistent with their responsibilities to our stockholders, each of the NEOs is required to maintain a financial stake in the company. To this end, each of the NEOs must own shares of our common stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary multiple
CEO	3X
Other NEOs	1X

Ownership requirements may be fulfilled using the following shares:

•	Shares owned without restriction;

•	Unvested restricted stock;

•	Shares owned through our Savings Plan.

The Committee annually reviews and monitors each NEO’s compliance with the guidelines. New NEOs are given five years to comply with these requirements. Each of the current NEOs is in compliance with these guidelines.
Clawback Policy
The company previously adopted a formal policy requiring each current and former executive officer to forfeit any erroneously awarded incentive-based compensation received by any such officer during the three-year period preceding the date on which the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the U.S. federal securities laws. The policy was based on proposed rules issued by the SEC in 2015 pursuant to Section 954 of the Dodd-Frank Act.
In
2023
, the company amended and restated its policy to comply with the final SEC rules under Section 954 of the Dodd-Frank Act and applicable exchange listing standards. Specifically, in the event of a triggering accounting restatement, the Committee is tasked with recovering in a reasonably prompt timeframe all incentive-based compensation received by a covered executive officer during the applicable recovery period in excess of the compensation that would have been received had the compensation been determined using the restated amounts.
Deductibility of Executive Compensation under Code Section 162(m)
Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction the company may take for the annual compensation (other than certain grandfathered compensation) paid to its CEO, CFO, its next three most highly compensated executive officers and anyone else who has been a covered executive after 2016. We may pay compensation that is non-deductible
under Section 162(m), based on the Committee’s evaluation of our business needs.
Anti-Hedging Policy
Our directors and executive officers are subject to certain anti-hedging restrictions including the prohibition from engaging in collars, forward sale contracts, swaps, locks, exchange funds or other hedging transactions involving Company securities. Our directors and executive officers are also prohibited from engaging in transactions in puts, calls, or other derivative securities related to Company securities.
Grants of Certain Equity Awards Close in Time to the Release of Material
Non-Public
Information
Our executive compensation program does not include awards of stock options, stock appreciation rights or other option-like instruments. We have not timed the release of material non-public
information for the purpose of affecting the value of any executive or director compensation, and we have no plan to do so.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Ting Xu (Chair)
James E. Rogers
Lilo S. Ukrop

February 26, 2026

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2025.

Name and Principal Position	Year	Salary (1)($)	Bonus ($)	Stock Awards (2)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total ($)
Thomas E. Gottwald	2025	$1,275,333	$0	$368,188	$0	$750,000	$1,207,391	$93,767	$3,694,678
President and Chief	2024	1,231,667	0	360,690	0	800,000	634,465	61,583	3,088,406
Executive Officer	2023	1,191,667	0	302,280	0	725,000	916,567	59,583	3,195,097
Timothy K. Fitzgerald	2025	$400,000	$0	$167,358	$0	$350,000	$73,565	$21,000	$1,011,923
Vice President and
Chief Financial Officer
Brian D. Paliotti	2025	$620,000	$0	$368,188	$0	$600,000	$193,923	$32,000	$1,814,110
President of Afton	2024	590,000	0	332,848	0	600,000	70,032	30,500	1,623,379
Chemical Corporation	2023	560,000	0	252,473	0	525,000	170,398	28,429	1,536,300
Bruce R. Hazelgrove, III	2025	$579,000	$0	$368,188	$0	$590,000	$385,102	$28,950	$1,951,240
Executive Vice	2024	558,500	0	332,848	0	560,000	314,433	27,925	1,793,706
President and Chief	2023	540,100	0	252,473	0	510,000	453,545	27,005	1,783,123
Administrative Officer
Bryce D. Jewett, III	2025	$525,000	$0	$368,188	$0	$590,000	$90,066	$27,250	$1,600,503
Executive Vice	2024	460,217	0	332,848	0	560,000	54,608	24,011	1,431,683
President and General	2023	441,692	0	202,665	0	500,000	58,026	22,084	1,224,467
Counsel

(1)

The amounts in this column represent salaries before executive contributions to the Savings Plan. The Savings Plan is a plan qualified under Section 401(a) of the Internal Revenue Code. These amounts differ to the base salary changes described in “Compensation Discussion and Analysis—Base Salary” due to the timing of effective dates for base salary changes.

(2)

Represents the aggregate grant date fair value of the performance stock awards made as computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance goals, which we have determined to be target performance. Target performance is also the maximum performance level attainable under the awards. The assumptions used in determining the grant date fair values of the stock are set forth in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)

Represents the amounts paid under the Executive Bonus Plan for the year indicated, which incorporates an objective, pre-established performance measure for determining maximum bonus amounts. See “Compensation Discussion and Analysis—Annual Bonus” for additional information regarding the design of the Executive Bonus Plan.

(4)

The amounts indicate the aggregate change in the actuarial present value of each named executive officer’s accrued benefit under the Pension Plan, the Excess Benefit Plan and (solely for Mr. Gottwald) the Director Retirement Plan, which collectively we refer to in this proxy statement as the “pension retirement plans.” None of the named executive officers have received above market earnings on any nonqualified deferred compensation plans for any of the years reported in the table. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director

Retirement Plan), (b) a 5.375% discount rate for the measurement period ended December 31, 2023 and a 5.875% discount rate for the measurement periods ended December 31, 2024 and December 31, 2025, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2025 and incorporated by reference into this proxy statement. Any decreases in the actuarial present value are shown as $0.
(5)

The amounts in this column primarily represent our contributions to the Savings Plan and Excess Benefit Plan for each named executive officer. We credited the following amounts listed in the total column under each of the plans listed below to each named executive officer in 2025:

Name	Savings Plan	Excess Benefit Plan	Total
Thomas E. Gottwald	$17,500	$46,267	$63,767
Timothy K. Fitzgerald	17,500	2,500	20,000
Brian D. Paliotti	17,500	13,500	31,000
Bruce R. Hazelgrove, III	17,500	11,450	28,950
Bryce D. Jewett, III	17,500	8,750	26,250

For Messrs. Fitzgerald, Paliotti and Jewett, the amounts in this column also include $1,000 for company contributions to the NEO’s health savings account.

For Mr. Gottwald the amount in this column also includes $30,000 payment of an HSR filing fee. The value of company stock owned by Mr. Gottwald exceeds the HSR size-of-transaction threshold limits set forth in the HSR regulations and his previous HSR filing was set to expire, so he was required to make a new HSR filing in 2025 in order to be able to increase his stock ownership levels in the company. Due to Mr. Gottwald’s position as Chief Executive Officer and Chairman of the company, he is not able to rely on the passive investor exemption contained in the HSR regulations. Without this filing, Mr. Gottwald would not be able to participate in our long-term incentive program and therefore, the compensation committee determined that it was appropriate for the company to reimburse Mr. Gottwald for such expenses. This amount was imputed as income to Mr. Gottwald, and Mr. Gottwald did not receive any tax gross-up on this amount.

Grants of Plan-Based Awards

The following table sets forth information concerning awards under our Executive Bonus Plan and individual performance stock grants made during the year ended December 31, 2025 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold (# of shares)	Target (# of shares)
Thomas E. Gottwald
Bonus Program	—	—	$750,000	$2,000,000
Performance Stock	3/5/2025				330	660	$368,188
Timothy K. Fitzgerald
Bonus Program	—	—	350,000	2,000,000
Performance Stock	3/5/2024				150	300	167,358
Brian D. Paliotti
Bonus Program	—	—	600,000	2,000,000
Performance Stock	3/5/2025				330	660	368,188
Bruce R. Hazelgrove, III
Bonus Program	—	—	590,000	2,000,000
Performance Stock	3/5/2025				330	660	368,188
Bryce D. Jewett, III
Bonus Program	—	—	590,000	2,000,000
Performance Stock	3/5/2025				330	660	368,188

(1)

This column reflects the target and maximum amounts potentially payable under the Executive Bonus Plan. The maximum payout is merely the individual dollar limit established by the Executive Bonus Plan, and does not reflect the Committee’s evaluation of each individual’s performance against goals for the year. Maximum bonuses under the Executive Bonus Plan are determined based on a percentage assigned to each executive of our company’s operating profit for the year. There are no threshold or target levels of performance established with respect to the Executive Bonus Plan. The target amount shown above is a representative amount based on the previous fiscal year’s performance. See “Compensation Discussion and Analysis—Annual Cash Bonuses” for discussion of the Executive Bonus Plan and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amounts actually earned in 2025.

(2)

This column reflects the threshold and target amount of shares distributable under performance share awards granted on March 5, 2025 under our 2023 Incentive Compensation and Stock Plan. Awards will vest on the achievement of specified levels of earnings per share in the 2029 fiscal year. Target performance is the maximum performance level attainable under the awards.

(3)

Amounts included in this column represent the grant date fair value recognized with respect to the 2025 fiscal year in accordance with ASC 718 and is based on the probable outcome of performance goals, which we have determined to be target performance. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of nonvested restricted stock and performance stock for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2025. There were no other equity awards such as options, stock appreciation rights (SARs) or similar instruments or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2025.

	Stock Awards
Name	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (7) ($)	Equity Incentive Plan Awards – Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (7) ($)
Thomas E. Gottwald	0		$0	655	(1)	$450,155
				798	(2)	548,433
				880	(3)	604,789
				570	(4)	391,738
				660	(5)	453,592
Timothy K. Fitzgerald	95	(6)	65,290	300	(5)	206,178
	116	(6)	79,722
	135	(6)	92,780
	88	(6)	60,479
Brian D. Paliotti	0		0	535	(1)	367,684
				653	(2)	448,781
				735	(3)	505,136
				526	(4)	361,499
				660	(5)	453,592
Bruce R. Hazelgrove, III	0		0	475	(1)	326,449
				580	(2)	398,611
				735	(3)	505,136
				526	(4)	361,499
				660	(5)	453,592
Bryce D. Jewett, III	0		0	415	(1)	285,213
				508	(2)	349,128
				590	(3)	405,483
				526	(4)	361,499
				660	(5)	453,592

(1)

Represent performance stock granted on February 19, 2021, which vest in full as determined by the Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2025 with Committee evaluation of performance to be made after the close of the 2025 fiscal year.

(2)

Represent performance stock granted on February 25, 2022, which vest in full as determined by the Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2026 with Committee evaluation of performance to be made after the close of the 2026 fiscal year.

(3)

Represent performance stock granted on February 28, 2023, which vest in full as determined by the Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2027 with Committee evaluation of performance to be made after the close of the 2027 fiscal year.

(4)

Represent performance stock granted on March 5, 2024, which vest in full as determined by the Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2028 with Committee evaluation of performance to be made after the close of the 2028 fiscal year.

(5)

Represent performance stock granted on March 5, 2025, which vest in full as determined by the Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2029 with Committee evaluation of performance to be made after the close of the 2029 fiscal year.

(6)	Reflect restricted stock granted February 19, 2021 (95), February 25, 2022 (116), February 28, 2023 (135) and March 5, 2024 (88), which will vest on the fifth anniversary of such effective date.
(7)	The market value is based on the last sales price of our common stock as reported by the NYSE on December 31, 2025, which was $687.26.

Options Exercised/Stock Vested During Fiscal 2025

The following table presents information concerning the number and value of stock awards vested for the named executive officers during the fiscal year ended December 31, 2025.

	Stock awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting (2)
Thomas E. Gottwald	610	$343,503
Timothy K. Fitzgerald	77	43,330
Brian D. Paliotti	500	281,560
Bruce R. Hazelgrove, III	445	250,588
Bryce D. Jewett, III	0	0

(1)

The shares reported for Messrs. Gottwald, Paliotti and Hazelgrove reflect the vesting on February 27, 2025 of performance stock granted on February 25, 2020. The shares reported for Mr. Fitzgerald reflect the vesting on February 25, 2025 of shares of restricted stock granted on February 25, 2020.

(2)	The value realized is equal to the number of shares vested, multiplied by the closing market price of the company’s common stock on the vesting date.

Pension Benefits

The following table presents information as of December 31, 2025 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas E. Gottwald	Pension Plan Excess Benefit Plan (Pension Plan Component)	34 34	(1) (1)	$2,081,926 6,991,980	$0 0
	Director Retirement Plan(2)	n/a		126,865	0
Timothy K. Fitzgerald	Pension Plan Excess Benefit Plan (Pension Plan Component)	11 11		228,028 25,528	0 0
Brian D. Paliotti	Pension Plan Excess Benefit Plan (Pension Plan Component)	18 18		413,462 588,578	0 0
Bruce R. Hazelgrove, III	Pension Plan Excess Benefit Plan (Pension Plan Component)	29 29		1,747,951 2,016,120	0 0
Bryce D. Jewett, III	Pension Plan Excess Benefit Plan (Pension Plan Component)	5 5		136,801 148,753	0 0

(1)

As of December 31, 2025, Mr. Gottwald had 39 years of service with our company and affiliate or predecessor employers, but only 34 years were applicable as credits for service under the Pension Plan and

Excess Benefit Plan. Mr. Gottwald could not apply his full 39 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 39 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.
(2)

In exchange for his services as a director, Mr. Gottwald is eligible to participate in our Director Retirement Plan, which pays a lifetime benefit of $12,000 per year upon an eligible director’s retirement or on after the age of 60, regardless of years of service. See “Compensation of Directors—Directors’ Retirement Benefits” on page 12.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under US GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 5.875% discount rate for the measurement period ended December 31, 2025, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2025 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. Certain hourly AMPAC and Calca employees are also covered by the Pension Plan. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan. In 2024, we amended the Pension Plan to allow eligible AMPAC employees to participate and to merge the frozen AMPAC defined benefit plan with and into the Pension Plan. In 2025, we amended the Pension Plan to allow eligible Calca employees to participate.

The benefit formula under the Pension Plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses, not including any Performance Stock awards, paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2025, were: Thomas E. Gottwald, 34; Timothy K. Fitzgerald 11; Brian D. Paliotti, 18; Bruce R. Hazelgrove, III, 29; and Bryce D. Jewett, III, 5. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months’ guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•

1.1% of his final average pay up to his covered compensation plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•

the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan). The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Pension Plan benefits with an actuarially equivalent cash value up to $25,000 may be paid as a lump sum.

Under the Pension Plan, a participant who transfers to us from one of our subsidiaries or affiliates which maintains its own pension plan will receive a benefit under the Pension Plan that is equal to the greater of his accrued benefit under the Pension Plan based on his total years of service from his date of hire with the subsidiary or affiliate, offset by his benefit under the subsidiary or affiliate’s plan, or his benefit accrued under the Pension Plan based on his years of service from his date of transfer with no offset for the accrued benefit under the subsidiary or affiliate’s plan.

In 2022, we amended the Pension Plan to increase the benefit of certain participants by an amount that otherwise would have been payable under the “Pension Plan” component of the Excess Benefit Plan described below.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension and 401(k) benefits companies may provide under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limits on annual additions and compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations imposed by the Internal Revenue Code. The Savings Plan component is hypothetically invested in phantom shares of our common stock based on the fair market value at the end of the period in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of limitations under the Internal Revenue Code and earnings thereon. Only the Pension Plan component is reported in the Pension Plan table above; the Savings Plan component is reported in the Nonqualified Deferred Compensation Plan table below.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005, at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of our common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. A participant’s benefit earned after December 31, 2004 may be paid in a lump sum if the benefit does not exceed $24,500 (as such limit may be adjusted under Internal Revenue Code Section 402(g) from time to time). All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan). All of our named executive officers are currently 100% vested in their Excess Benefit Plan benefits.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified. For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 30.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas E. Gottwald	$0	$46,267	$2,187,441	$0	$9,513,384
Timothy K. Fitzgerald	0	2,500	(137)	0	2,363
Brian D. Paliotti	0	13,500	28,181	0	140,161
Bruce R. Hazelgrove, III	0	11,450	68,050	0	310,044
Bryce D. Jewett, III	0	8,750	9,735	0	53,953

(1)	For further discussion, see footnote 5 under the Summary Compensation Table on page 26.

Potential Payments Upon Termination or Change in Control

We have not entered into any employment, severance, change-in-control or other contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers, at, following, or in connection with any termination of an executive officer’s employment or a change in control of the company other than (i) benefits and payments previously disclosed in the Pension Plan and Nonqualified Deferred Compensation Plan tables above, in which all of our named executive officers are currently 100% vested and which are generally payable on any termination of a named executive officer’s employment; (ii) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all of our salaried employees; and (iii) the long term incentive awards, which provide for accelerated vesting on termination due to death or disability, and, for Performance Stock awards, elimination of service (but not performance) vesting requirements on retirement, and, for awards granted after 2023 that are not assumed or substituted in connection with a change in control of our company, specified vesting criteria, each as described below.

The restricted stock and performance stock awards granted as a part of our long-term incentive program typically include a service-based vesting requirement. For a discussion of these awards, see “Compensation Discussion and Analysis—Long Term Incentive Awards” on page 22. Any unvested restricted stock awards held by an NEO upon retirement or other termination of employment, other than due to death or disability, prior to the vesting date will be forfeited. However, such awards will vest in full upon an NEO’s termination due to death or disability prior to the vesting date. Any unvested performance stock held by an NEO upon termination of employment, other than due to retirement, death or disability, prior to the vesting date, will be forfeited. However, such awards will vest in part upon an NEO’s termination due to death or disability prior to the vesting date. The performance stock that vests on an NEO’s death or disability equals the number of shares of performance stock awarded, times the ratio of: (x) the number of days elapsed since the start of the performance period and prior to the NEO’s death or disability, over (y) the total number of days in the performance period. Upon a participant’s retirement, a percentage of the performance stock will be forfeited based on the number of days remaining in the service period. Remaining shares of performance stock that are not forfeited upon retirement will no longer be subject to service-based vesting requirements, but shall remain subject to the performance requirements, and therefore will not vest unless and until such performance requirements are met. “Retirement” for this purpose means the participant terminates employment under circumstances entitling the participant to participate in our employee benefit programs for retirees. Our 2023 Incentive Compensation and Stock Plan (the 2023 Plan) provides specified vesting criteria on a change in control of our company (as defined in the Plan) for awards granted after 2023 that are not assumed in connection with a change in control.

The table below quantifies the estimated benefit to our NEOs in connection with such a trigger event occurring on the last business day of our 2025 fiscal year and based on a share price of $687.26, the closing price of our common stock on December 31, 2025.

Name	Retirement(1)	Disability	Death	Involuntary Termination in Connection with Change in Control(2)
Thomas E. Gottwald
Pro rata vesting of performance stock	$0	$1,499,139	$1,499,139
Vesting of performance stock				$845,330
Timothy K. Fitzgerald
Pro rata vesting of performance stock	0	41,213	41,213
Vesting of restricted stock		298,271	298,271
Vesting of performance stock				206,178
Brian D. Paliotti
Pro rata vesting of performance stock	0	1,265,059	1,265,059
Vesting of performance stock				815,091
Bruce R. Hazelgrove, III
Pro rata vesting of performance stock	0	1,183,687	1,183,687
Vesting of performance stock				815,091
Bryce D. Jewett, III
Pro rata vesting of performance stock	0	1,043,074	1,043,074
Vesting of performance stock				815,091

(1)

Performance stock awards vest on a pro-rata basis at retirement, but remain subject to performance criteria. Based on a retirement date of December 31, 2025 and a maximum payout for such awards at the end of the performance period, each NEO would be entitled to the following – Mr. Gottwald $1,499,139; Mr. Fitzgerald $41,213; Mr. Paliotti $1,265,059; Mr. Hazelgrove $1,183,687; and Mr. Jewett $1,043,074. Unvested shares of restricted stock are forfeited upon retirement.

(2)

Amounts assume target performance and a change in control and involuntary termination without cause or for good reason (as such terms are defined in the 2023 Plan) on December 31, 2025. Awards under the 2023 Plan vest based on actual performance determined through the change in control, or target performance if actual performance is not determinable, with such vesting to occur if (a) an award is not assumed or substituted in the change in control or (b) the participant experiences an involuntary termination without cause or for good reason within 12 months of the change in control.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. Thomas E. Gottwald, our Chairman, President and Chief Executive Officer (CEO).

Median employee total annual compensation:	$132,938
CEO total annual compensation:	$3,719,545
Ratio of CEO total annual compensation to the median employee:	28:1

We determined our employee population on December 31, 2025 and, at that time, our employee population consisted of approximately 2,081 individuals with approximately 56% of these individuals located in the United States and 44% located in non-US locations in Europe, Asia Pacific, India, Latin America, Canada and the Middle East. After taking into consideration the Item 402(u)(4)(ii) “de minimis” exemption, we excluded 3 employees (0.2%) from the following 2 non-US locations: Netherlands (1 employee), South Africa (1 employee) and Saudi Arabia (1 employee). The resulting employee population consisted of approximately 2,078 individuals.

In accordance with SEC requirements, to identify the median employee, we used “annual taxable compensation” as a consistently applied compensation measure (CACM). Considering the variety of pay elements in each of our geographic locations, we determined this measure would provide the most consistent and accurate estimate of total compensation. We obtained and examined “annual taxable compensation” supplied by our payroll provider for each of our geographic locations using the 12-month period ending December 31, 2025. For permanent employees who worked less than a full year, we annualized their pay based on days worked during the year. We included part-time and temporary employees in our population but we did not annualize pay for these employees. We then converted non-US compensation to USD currency using average exchange rates over the same 12-month period. We did not apply any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated that individual’s total annual compensation as defined by the Summary Compensation Table (SCT) and also included the value of health care benefits (approximately $8,515). This value was then compared to the value of the CEO’s pay as referenced in the SCT plus the value of health care benefits (approximately $24,866). The median employee and CEO are eligible for similar health care programs with similar benefit values. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u).

PAY VERSUS PERFORMANCE
Pay versus Performance
The following table shows the past five fiscal years’ total compensation for our named executive officers as set forth in the Summary Compensation Table, the total compensation actually paid (CAP) to our named executive officers as determined under Item 402(v) of Regulation
S-K,
our total shareholder return, our peer group’s total shareholder return over the same period, our net income, and our operating profit as it is defined for our Executive Bonus Plan.
Fiscal Year 2025 Pay versus Performance Table

Year	Summary Compensation Table total for CEO (1) ($)	Compensation actually paid to CEO (3) ($)	Average Summary Compensation Table total for other NEOs (2) ($)	Average compensation actually paid to other NEOs (3) ($)	Total shareholder return (4) ($)	Peer group total shareholder return (4) ($)	Net income (in thousands) ($)	Operating Profit (5) (in thousands) ($)
2025	3,694,678	3,136,521	1,594,444	1,853,558	191.93	109.07	418,747	571,000
2024	3,088,406	2,538,195	1,490,441	1,326,598	145.09	108.35	462,413	599,000
2023	3,195,097	3,276,771	1,379,383	1,653,526	147.25	110.28	388,864	493,000
2022	2,090,768	2,185,637	1,157,780	1,210,032	82.21	95.97	279,538	363,000
2021	2,469,929	2,017,197	1,280,518	1,089,491	88.09	127.74	190,908	266,000

(1)	The amounts in this column reflect the Summary Compensation Table totals for Mr. Gottwald for fiscal years 2025, 2024, 2023, 2022 and 2021.
(2)
The amounts in this column reflect the average Summary Compensation Table totals for our non-CEO
NEOs. For 2025 this includes Messrs. Fitzgerald, Paliotti, Hazelgrove and Jewett. For 2024 and 2023 this includes Messrs. Paliotti, Hazelgrove, Jewett and William J. Skrobacz. For 2022 and 2021 this includes Mrs. Regina A. Harm and Messrs. Paliotti, Hazelgrove and Jewett.

(3)
Securities and Exchange Commission rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay versus Performance table. The following table details these adjustments:

Year	Executives	Summary Compensation Table Total ($)	Deduct Reported Change in Actuarial Present Value of Pension Benefits (a) ($)	Add Pension Benefit Adjustments (b) ($)	Deduct Reported Value of Equity Awards (c) ($)	Add Equity Award Adjustments (d) ($)	Compensation Actually Paid ($)
2025	CEO	3,694,678	1,207,391	90,679	368,188	926,743	3,136,521
	Other NEOs	1,594,444	185,664	49,803	317,980	712,955	1,853,558

(a)	The amounts in this column represent the amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(b)	Securities and Exchange Commission rules require certain adjustments to pension compensation to determine CAP. The following table identifies these adjustments:

Year	Executives	Service Cost ($)	Prior Service Cost ($)	Total Pension Value Adjustment ($)
2025	CEO	90,679	0	90,679
	Other NEOs	49,803	0	49,803

(c)	The amounts in this column represent the grant date fair value of equity awards as reported in the “Stock Awards” column of the Summary Compensation Table.

(d)	Securities and Exchange Commission rules require certain adjustments to the equity awards totals to determine CAP. The following table identifies these adjustments:

Year	Executive	Year end fair value of equity awards granted during the year ($)	Year over year change in fair value of outstanding and unvested equity awards ($)	Fair value as of vesting date of equity awards granted and vested in the year ($)	Year over year change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
2025	CEO	391,738	475,618	0	21,210	0	38,177	926,743
	Other NEOs	391,738	287,548	0	8,876	0	24,793	712,955

(4)
Total shareholder return (TSR) is determined based on the value of an initial fixed investment of $100. The peer group TSR represents cumulative, weighted TSR of the S&P 1500 Specialty Chemicals Index.

(5)
The 2025 operating profit of approximately $571 million is based on our 2025 operating profit (calculated in accordance with US GAAP) of $544 million, excluding a charge of $10.8 million for the bonus expense and $16.5 million for one-time
items. The 2024 operating profit of approximately $599 million is based on our 2024 operating profit (calculated in accordance with US GAAP) of $590 million, excluding a charge of $9 million for the bonus expense. The 2023 operating profit of approximately $493 million is based on our 2023 operating profit (calculated in accordance with US GAAP) of $483 million, excluding a charge of $10 million for the bonus expense. The 2022 operating profit of approximately $363 million is based on our 2022 operating profit (calculated in accordance with US GAAP) of $355 million, excluding a charge of $8 million for the bonus expense. The 2021 operating profit of approximately $266 million is based on our 2021 operating profit (calculated in accordance with US GAAP) of $258 million, excluding a charge of $8 million for the bonus expense.

Relationship of Pay and Performance Measures
CAP versus TSR

CAP versus Net Income

CAP versus Operating Profit

Company Financial Performance Measures
The items listed below represent the most important metrics we used to determine CAP for fiscal year 2025 as further described in our Compensation Discussion and Analysis on page 16.

Most Important Performance Measures

Operating Profit

Net Income

EPS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers LLP the firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

THE AUDIT COMMITTEE

James E. Rogers, Chair
H. Hiter Harris, III
Ting Xu

February 26, 2026

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2026, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors unanimously recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by

PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees	$2,294,094	$2,509,111
Audit-Related Fees	43,688	23,943
Tax Fees(1)	701,526	937,610
All Other Fees	2,000	2,000

Total fees	3,041,308	3,472,664

(1)	Tax compliance and preparation fees totaled $103,365 and $34,797 in fiscal 2025 and 2024, respectively.

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning.

All Other Fees includes licensing fees for the use of certain accounting tools.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (CD&A), tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy, shareholders are asked to approve the following advisory resolution at the company’s 2026 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of NewMarket Corporation approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2026 Annual Meeting of Shareholders as required by the rules of the Securities and Exchange Commission.”

The Compensation Committee and the Board of Directors has created a compensation program designed to attract, motivate and retain the qualified executives that help ensure the company’s future success, to provide incentives for increasing profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders.

The Board of Directors urges shareholders to read the CD&A beginning on page 16 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on page 26 through the beginning of page 35, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the Board of Directors and the Compensation Committee.

The Board of Directors believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its shareholders.

The Board of Directors values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the non-binding resolution on executive compensation.

SUBMISSION OF MATTERS FOR 2027 ANNUAL MEETING

Shareholder Proposals for Inclusion in the Proxy Statement

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2027 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 12, 2026, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies.

Shareholder Director Nominations

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting, and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

The shareholder’s notice must also comply with the requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended. Because the 2026 annual meeting is to be held on April 23, 2026, our corporate secretary must receive written notice of any shareholder nominee for the 2027 annual meeting not later than the close of business on January 22, 2027 nor earlier than the close of business on December 24, 2026.

Other Shareholder Proposals not Included in the Proxy Statement

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above concerning shareholder director nominees with respect to the shareholder proposing such business.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 13, 2026 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-866-641-4276 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.

A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.

A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.

(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.

A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.

A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

List Paragraph;Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 A.M., Eastern Daylight Time, on April 23, 2026. Online Go to www.envisionreports.com/NEU or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NEU Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2026 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board o A f Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 - 3. Election of Directors: For Against Abstain 01 - Mark M. Gambill 04 - Bruce R. Hazelgrove, III 07 - Ting Xu 02 - Thomas E. Gottwald 05 - James E. Rogers For Against Abstain 03 - H. Hiter Harris, III 06 - Lilo S. Ukrop For Against Abstain 2. Ratification of the appointment of Pricewaterhouse Coopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2026. For Against Abstain 3. Approval, on an advisory basis, of the compensation of the named executive officers of NewMarket Corporation. For Against Abstain In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2026 Annual Meeting Admission Ticket 2026 Annual Meeting of NewMarket Corporation Shareholders April 23, 2026, 10:00 A.M. Eastern Daylight Time The Foundry Building 500 Tredegar St., Richmond, VA 23219 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/NEU Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NEU IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. NewMarket Corporation Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2026 James E. Rogers and Thomas E. Gottwald, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned in NewMarket Corporation, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NewMarket Corporation to be held on April 23, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy, if properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 - 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.